Exhibit 10.10

Credit Facility Agreement No. 24.9.0195.1, dated December 30, 2024, between Banco Nacional de Desenvolvimento Econômico e Social - BNDES, Wilson Sons Offshore S.A. (now known as Tidewater do Brasil S.A.), and Magallanes Navegação Brasileira S.A. (now known as Tidewater Navegação Brasileira S.A.).

The original loan agreement is in Portuguese. What follows is an English translation of the document.

Table of Contents

Credit Facility Agreement No. 24.9.0195.1, dated December 30, 2024	2

CREDIT FACILITY AGREEMENT No. 24.9.0195.1, MADE BY AND BETWEEN BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES, WILSON, SONS OFFSHORE S.A. AND MAGALLANES NAVEGAÇÃO BRASILEIRA S.A., AS FOLLOWS:

THE BRAZILIAN NATIONAL DEVELOPMENT BANK - BNDES, as Financial Agent of the Merchant Marine Fund - FMM, herein referred to simply as CREDITOR, a federal public company, headquartered in Brasília, Federal District, and providing services in this City, at Avenida República do Chile No. 100, enrolled with the CNPJ under No. 33.657.248/0001-89, by its undersigned representatives;

WILSON, SONS OFFSHORE S.A., a corporation, headquartered in the municipality of Rio de Janeiro, State of Rio de Janeiro, at Rua da Quitanda, No. 86, 5th floor, room 501, Edifício Galeria, Centro, enrolled with the CNPJ under No. 08.376.900/0001-40, by its undersigned representatives; and

MAGALLANES NAVEGAÇÃO BRASILEIRA S.A., a corporation, headquartered in the municipality of Rio de Janeiro, State of Rio de Janeiro, at Rua da Quitanda, No. 86, 5th floor, room 501, Edifício Galeria, Centro, enrolled with the CNPJ under No. 07.191.820/0001-57, by its undersigned representatives, hereinafter jointly referred to as CLIENTS; have, mutually and by agreement, contracted as set forth in the following clauses:

FIRST

NATURE, VALUE AND PURPOSE OF THE AGREEMENT

The CREDITOR opens, through this Instrument, a credit facility divided into 12 (twelve) sub-credits, to be provided with resources from the Merchant Marine Fund (FMM) and/or from its ordinary resources (FMM-Treasury), with the following values, subject to the provisions of the Second Paragraph of Clause Two (Availability of the Credit):

I. to CLIENT MAGALLANES NAVEGAÇÃO BRASILEIRA S.A.:

a) Subcredit "A1": R$ 13,310,342.00 (thirteen million, three hundred ten thousand, three hundred forty-two reais), for the acquisition of national items relating to the repair of the vessel Torda, within the scope of the Project mentioned in Item I of the First Paragraph of this Clause;

b) Subcredit "A2": R$ 8,602,909.00 (eight million, six hundred two thousand, nine hundred nine reais), for the acquisition of imported items relating to the repair of the vessel Torda, within the scope of the Project mentioned in Item I of the First Paragraph of this Clause;

II. to CLIENT WILSON, SONS OFFSHORE S.A.:

a) Subcredit "B1": R$ 53,772,490.00 (fifty-three million, seven hundred seventy-two thousand, four hundred ninety reais), for national items relating to the Projects mentioned in Item II of the First Paragraph of this Clause;

b) Subcredit "B2": R$ 44,011,899.00 (forty-four million, eleven thousand, eight hundred ninety-nine reais), for imported items relating to the Projects mentioned in Item II of the First Paragraph of this Clause;

c) Subcredit "C1": R$ 5,703,075.00 (five million, seven hundred three thousand, seventy-five reais), for national items relating to the modernization of the vessel Batuíra, within the scope of the Projects mentioned in Item III of the First Paragraph of this Clause;

d) Subcredit "C2": R$ 4,056,980.00 (four million, fifty-six thousand, nine hundred eighty reais), for imported items relating to the modernization of the vessel Batuíra, within the scope of the Projects mentioned in Item III of the First Paragraph of this Clause;

e) Subcredit "D1": R$ 144,000.00 (one hundred forty-four thousand reais), for national items relating to the modernization of the vessel Saveiros Pelicano, within the scope of the Projects mentioned in Item III of the First Paragraph of this Clause;

f) Subcredit "D2": R$ 1,052,370.00 (one million, fifty-two thousand, three hundred seventy reais), for imported items relating to the modernization of the vessel Saveiros Pelicano, within the scope of the Projects mentioned in Item III of the First Paragraph of this Clause;

g) Subcredit "E1": R$ 5,427,620.00 (five million, four hundred twenty-seven thousand, six hundred twenty reais), for national items relating to the modernization of the vessel Prion, within the scope of the Projects mentioned in Item III of the First Paragraph of this Clause;

h) Subcredit "E2": R$ 3,926,225.00 (three million, nine hundred twenty-six thousand, two hundred twenty-five reais), for imported items relating to the modernization of the vessel Prion, within the scope of the Projects mentioned in Item III of the First Paragraph of this Clause;

i) Subcredit "F1": R$ 9,087,116.00 (nine million, eighty-seven thousand, one hundred sixteen reais), for national items relating to the conversion of the vessel Saveiros Pelicano, within the scope of the Projects mentioned in Item III of the First Paragraph of this Clause;

j) Subcredit "F2": R$ 4,725,448.00 (four million, seven hundred twenty-five thousand, four hundred forty-eight reais), for imported items relating to the conversion of the vessel Saveiros Pelicano, within the scope of the Projects mentioned in Item III of the First Paragraph of this Clause.

PARAGRAPH ONE

Subcredits "A1" through "F2" had their priorities established by CDFMM Resolution No. 209, of 09/06/2024, and are intended for:

I. the repair and maintenance of the vessel Torda by MAGALLANES NAVEGAÇÃO BRASILEIRA S.A.;

II. the repair and maintenance of 12 (twelve) vessels by WILSON, SONS OFFSHORE S.A.: Alcatraz, Saveiros Atobá, Batuíra, Larus, Ostreiro, Pardela, Saveiros Pelicano, Prion, Sterna, Tagaz, Talha-Mar and Saveiros Gaivota;

III. the modernization of 3 (three) vessels (Batuíra, Prion and Saveiros Pelicano) and the conversion of the vessel Saveiros Pelicano by WILSON, SONS OFFSHORE S.A..

PARAGRAPH TWO

The repairs and conversions mentioned in the First Paragraph of this Clause shall be carried out at Wilson Sons Estaleiros or, subject to Item II, letter "h", of Clause Ten (Conditions for Release of Financial Support), at another national shipyard.

PARAGRAPH THREE

The financing of goods and services intended for the execution of the purposes dealt with in the First Paragraph is conditional upon compliance with the rules and criteria of the BNDES System.

SECOND

AVAILABILITY OF CREDIT

The credit shall be made available to the CLIENTS in installments, after fulfilling the release conditions referred to in Clause Ten (Conditions for Release of Financial Support), according to the needs for carrying out the project, respecting, in any case, the budgetary availability and the financial schedule of the Merchant Marine Fund (FMM) and/or the financial schedule of BNDES, which is subject to the definition of resources for its applications by the National Monetary Council.

PARAGRAPH ONE

At the time of release of the funds for this operation, the debits determined by law and those contractually authorized by the CLIENTS shall be made. The remaining total balance of the resources available to the CLIENTS shall be immediately transferred to current accounts No. [*****], held by WILSON, SONS OFFSHORE S.A., and No. [*****], held by MAGALLANES NAVEGAÇÃO BRASILEIRA S.A., which the CLIENTS hold at Banco Itaú (No. [*****]), branch No. CORP RIO (No. [*****]).

PARAGRAPH TWO

The amount of each installment of Sub-credit(s) "A1" to "F2" to be made available to the CLIENTS shall not be subject to monetary adjustment or any other kind of readjustment.

PARAGRAPH THREE

The total credit must be used by the CLIENTS within up to 18 (eighteen) months from the date of signing of this Agreement, without prejudice to BNDES, under the protection of the guarantees established in this Agreement, extending said deadline, before its final term, or granting an additional period, after said term, upon express authorization, independently of any other formality or registration, with the CLIENTS' consent.

THIRD

INTEREST APPLICABLE TO SUB-CREDITS "A1" THROUGH "F2"

On the principal of the CLIENTS' debt, interest of 3.00% (three percent) per year shall apply.

SOLE PARAGRAPH

Interest shall be calculated on a daily basis on a proportional basis:

I. on the outstanding balance of Sub-credits "A1" through "B2", updated under the terms of Clause Four (Update of the Debt Amounts), due on the 15th (fifteenth) of January, April, July, October, in the period between January 15, 2025 and January 15, 2026, and monthly from February 15, 2026, inclusive, together with the principal amortization installments and upon maturity or settlement of this Instrument, subject to the provisions of Clause Sixteen (Maturity on Holidays).

II. on the outstanding balance of Sub-credits "C1" through "F2", updated under the terms of Clause Four (Update of the Debt Amounts), due on the 15th (fifteenth) of January, April, July, October, in the period between January 15, 2025 and January 15, 2027, and monthly from February 15, 2027, inclusive, together with the principal amortization installments and upon maturity or settlement of this Instrument, subject to the provisions of Clause Sixteen (Maturity on Holidays).

FOURTH

UPDATE OF THE DEBT AMOUNT

The outstanding balances of the CLIENTS, arising from Sub-credits "A1" through "F2", including principal, compensatory and default interest, other expenses, fees and other agreed charges, shall be updated daily by the variation index of the US dollar exchange rate (PTAX), selling rate, disclosed by the Central Bank of Brazil on the previous business day.

SOLE PARAGRAPH

For the purposes of the head provision, on a day when there is no official quotation, the quotation of the immediately preceding day shall be considered.

FIFTH

PROCESSING AND COLLECTION OF THE DEBT

The collection of principal and charges shall be made by means of a collection document issued by the CREDITOR in advance, for the CLIENTS to settle those obligations on their due dates.

PARAGRAPH ONE

The non-receipt of the collection document shall not exempt the CLIENTS from the obligation to pay the principal installments and charges on the dates established in this Instrument.

PARAGRAPH TWO

The BNDES System shall make available to the CLIENTS the information, data and calculations used as a basis for determining the amounts due.

PARAGRAPH THREE

As the debts arising from Sub-credits "A1" through "F2" are subject to daily update, under the terms of Clause Three (Interest Applicable to Sub-credits "A1" through "F2") and Clause Four (Update of the Debt Amounts), the collection document referred to in this Clause shall be issued by the CREDITOR indicating a reference value in US dollars, the exchange rate for which must be obtained on the Official BNDES Portal on the Internet (http://www.bndes.gov.br), and the payment amount, due in local currency, shall be determined by the respective exchange rate valid for the day of effective payment.

SIXTH

AMORTIZATION

The principal of the debts arising from each Sub-credit of this Instrument must be paid to the CREDITOR as follows:

I - Sub-credits "A1" through "B2": in 24 (twenty-four) successive monthly installments, each one in the amount of the outstanding principal of the debt of these Sub-credits, updated under the terms of Clause Four (Update of the Debt Amounts), divided by the number of amortization installments still due, with the first installment falling due on February 15, 2026 and the last on January 15, 2028, subject to the provisions of Clause Sixteen (Maturity on Holidays);

II - Sub-credits "C1" through "F2": in 96 (ninety-six) successive monthly installments, each one in the amount of the outstanding principal of the debt of these Sub-credits, updated under the terms of Clause Four (Update of the Debt Amounts), divided by the number of amortization installments still due, with the first installment falling due on February 15, 2027 and the last on January 15, 2035, subject to the provisions of Clause Sixteen (Maturity on Holidays).

PARAGRAPH ONE

The CLIENT MAGALLANES NAVEGAÇÃO BRASILEIRA S.A. undertakes to settle on January 15, 2028, with the last amortization installment of Sub-credits "A1" and "A2", all obligations incumbent upon it arising from this Instrument.

PARAGRAPH TWO

The CLIENT WILSON, SONS OFFSHORE S.A. undertakes to settle on January 15, 2035 with the last amortization installment of Sub-credits "B1" through "F2", all obligations incumbent upon it arising from this Instrument.

SEVENTH

CHANGE TO THE LEGAL CRITERION FOR UPDATE OR REMUNERATION OF RESOURCES ORIGINATING FROM THE MERCHANT MARINE FUND AND/OR ORDINARY RESOURCES (FMM-TREASURY)

In the event that the criterion for updating or remunerating financing operations with resources originating from the Merchant Marine Fund - FMM, carried out by the CREDITOR, as Financial Agent of said Fund and/or with ordinary resources (FMM-Treasury), is replaced, the update provided for in Clause Four (Update of the Debt Amounts) or the remuneration provided for in Clause Three (Interest Applicable to Sub-credits "A1" through "F2") may be carried out using the new criterion established by the competent authority for updating or remunerating said operations. In that case, the CREDITOR shall communicate the change in writing to the CLIENTS.

EIGHTH

SPECIAL OBLIGATIONS OF THE CLIENTS

The CLIENTS are obliged to:

I - comply, where applicable, until the final settlement of the debt arising from this Agreement, with the "PROVISIONS APPLICABLE TO BNDES CONTRACTS", approved by Resolution No. 665, of December 10, 1987, partially amended by Resolution No. 775, of 12.16.1991, Resolution No. 863, of 3.11.1996, Resolution No. 878, of 4.9.1996, Resolution No. 894, of 3.6.1997, Resolution No. 927, of 4.1.1998, Resolution No. 976, of 9.24.2001, Resolution No. 1,571, of 3.4.2008, Resolution No. 1,832, of 9.15.2009, Resolution No. 2,078, of 3.15.2011, Resolution 2,139, of 8.30.2011, Resolution No. 2,181, of 11.8.2011, Resolution No. 2,556, of 12.23.2013, Resolution No. 2,558, of 12.23.2013, Resolution No. 2,607, of 4.8.2014, Resolution No. 2,616, of 5.6.2014, Resolution No. 3,148, of 5.24.2017, Resolution No. 3,354, of 8.28.2018, Resolution No. 3,377, of 10.17.2018, Resolution No. 3,439, of 12.27.2018, Resolution No. 3,511, of 8.21.2019, Resolution No. 3,523, of 9.12.2019, Resolution No. 3,539, of 10.03.2019, Resolution No. 3,593, of 02.06.2020, Resolution No. 3,708, of 11.26.2020, Resolution No. 3,728, of 1.14.2021, Resolution No. 3,838, of 12.23.2021, Resolution No. 3,914, of 7.7.2022 and Resolution No. 4,026, of 4.27.2023, all of the BNDES Board of Directors, published in the Official Federal Gazette (Section I), of 12.29.1987, 12.27.1991, 4.8.1996, 9.24.1996, 3.19.1997, 4.15.1998, 10.31.2001, 3.25.2008, 11.6.2009, 4.4.2011, 9.13.2011, 11.17.2011, 1.24.2014, 2.14.2014, 5.6.2014, 9.3.2014, 6.2.2017, 9.17.2018, 11.26.2018, 1.14.2019, 9.4.2019, 10.16.2019, 10.29.2019, 3.4.2020, 1.4.2021, 1.25.2021, 1.10.2022, 13.7.2022 and 6.15.2023, respectively, available on the official BNDES website (www.bndes.gov.br), the content of which the CLIENTS declare to know and accept as an integral and inseparable part of this Agreement, for all legal purposes and effects;

II - execute and complete the projects now financed within up to 18 (eighteen) months from the date of formalization of this Instrument, without prejudice to the CREDITOR, under the protection of the guarantees established in this Instrument, extending said deadline, before its final term, or granting an additional period, after said term, upon express authorization, independently of any other formality or registration, with the CLIENTS' consent;

III - maintain in regular standing its obligations related to the project before the environmental agencies, during the term of this Instrument, subject to the Fourth Paragraph;

IV - notify the BNDES System of the occurrence of environmental damage that may compromise the projects, within up to 5 (five) business days from the date of its knowledge, indicating the measures and actions underway or already taken by the CLIENTS to correct and/or remedy such damage and providing any documents produced/issued related to said event;

V - notify the BNDES System, within up to 30 (thirty) calendar days from the date it becomes aware, that it or any of its administrators / directors; its direct or indirect parent companies; its direct or indirect subsidiaries; its employees, attorneys or representatives; as well as, suppliers of product or service essential for the execution of the project/operation are involved in an action, proceeding and/or process, judicial or administrative, considered relevant under the terms of the Second Paragraph conducted by a national or foreign administrative or judicial authority, provided they are not under confidentiality or court secrecy;

VI - present its financial statements, for the previous fiscal year, audited by an independent external auditor duly registered with the Securities and Exchange Commission of Brazil (CVM), by May 31 of each year;

VII - communicate to the BNDES System, on the date of the event, the name and CPF/MF of any person who, holding a paid position or being among its owners, controllers or directors, has been certified or sworn in as a Federal Deputy or Senator;

VIII - without prior authorization from the BNDES System, not carry out a spin-off, merger or consolidation, or any other form of corporate reorganization involving the Clients, that implies a change in their control, direct or indirect;

IX - present to the BNDES System, whenever requested, within the stipulated deadline, information containing data that identifies the financed goods or services, detailing, when applicable, the machine or equipment, the manufacturer or service provider, the value, as well as other information that may be requested, in order to prove that the goods and services acquired with resources from this Instrument comply with the rules and criteria of the BNDES System and, if applicable, that they are accredited in the BNDES System;

X - not to use the funds under this Contract, in fulfillment of the purpose described in Clause One (Nature, Value and Purpose of the Contract), for any of the following activities:

a) carried out in any country or territory that is subject to economic or financial sanctions, embargoes, or restrictive measures in force, administered or applied by the United Nations Security Council, the Brazilian State, or any authority exercising jurisdiction over the CLIENTS; or

b) which in any other way results in a breach by any person (including the BNDES System) of the sanctions referred to in this subparagraph;

XI - return the resources whose application is not justified by the CLIENTS, in terms satisfactory to the BNDES System, within a period to be established in the written notification sent by the BNDES System, mentioned in the Second Paragraph of Clause Twenty (Notification), updated and remunerated by the interest rate provided for in Clause Three (Interest Applicable to Sub-credits "A1" through "F2"), from the date of release of the resources to the CLIENTS until the date of their effective return, subject to the provisions of article 37 of the "PROVISIONS APLICABLE TO BNDES CONTRACTS";

XII - open and maintain, during the period of execution of the projects referred to in the paragraphs of Clause One (Nature, Value and Purpose), a specific current account for the deposit of all resources of the CLIENTS and the CREDITOR intended for said project;

XIII - maintain in the current account referred to in item XII above the unused balance in the project of each deposit made by the CLIENTS, as well as of each release made by the CREDITOR; and

XIV - present the Class Certificates of the vessels subject to the projects referred to in the paragraphs of Clause One (Nature, Value and Purpose), within up to 180 (one hundred and eighty) days counted from the end of the execution period provided for in item II of this Clause.

PARAGRAPH ONE

For the purposes of the special obligation dealt with in item V of this Clause, the CLIENTS' knowledge is considered to be:

I - the receipt of a summons, subpoena or notification, judicial or extrajudicial, carried out by a judicial or administrative authority, national or foreign;

II - the communication of the fact by the CLIENTS to the competent authority; and

III - the adoption of a judicial or extrajudicial measure by the CLIENTS against the infringer.

PARAGRAPH TWO

For the purposes of the special obligation dealt with in item V of this Clause, the following are considered relevant:

I - all administrative disciplinary proceedings, public civil actions (including those relating to administrative misconduct), class actions or collective actions, and civil or criminal proceedings relating to the offences listed below, where these are classified as likely or potentially resulting in a loss:

a) against the public administration, whether national or foreign, against the democratic rule of law, against the economic or tax order, the financial system or the capital markets; or relating to money laundering or the concealment of assets, rights and securities, terrorism or the financing of terrorism, as provided for in the applicable national and/or foreign legislation;

b) that entail harassment, discrimination, or prejudice based on personal attributes (such as ethnicity, race, color, socioeconomic status, family situation, nationality, age, sex, sexual orientation, gender identity, religion, belief, disability, genetic or health condition, and ideological or political stance), irregular, illegal, or criminal exploitation of child labor or practice related to work in conditions analogous to slavery, human trafficking, sexual exploitation, or criminal profiting from prostitution, moral or sexual harassment, violence against women or crimes against the environment;

II - all administrative sanctioning proceedings, public civil actions (including for administrative improbity), popular or class actions, civil or criminal actions that represent a risk to the CLIENTS' reputation, regardless of the subject matter or classification of probability of loss;

III - procedures or proceedings against employees, attorneys or representatives of the CLIENTS, in which the CLIENTS may be held liable or which represent a risk to their reputation;

IV - procedures or proceedings against suppliers of a product or service essential for the execution of the project that represent a risk to the CLIENTS' reputation and/or to the execution of the project.

PARAGRAPH THREE

In the cases provided for in the Second Paragraph of this Clause, the CLIENTS must, when requested by the BNDES System and whenever available, provide copies of any decisions rendered and any judicial or extrajudicial agreements entered into within the scope of said procedures, as well as detailed information on the measures taken in response to such procedures.

PARAGRAPH FOUR

Failure to comply with item III of this Clause is considered to have occurred in the following cases:

I - when the declaration presented to CREDITOR, under the terms of item III, letters "a", "b" and "d" of Clause Twenty-One (Declarations of the Clients) ceases to be true, consistent, correct or sufficient, as provided for in the First Paragraph of Clause Twenty-One (Declarations of the Clients);

II - when the declaration referred to in item I above is requested and not presented to BNDES System within the deadline provided for in the Second Paragraph of Clause Twenty-One (Declarations of the Clients);

III - non-existence or loss of validity and/or effectiveness of any of the environmental licenses, duly issued by the competent environmental agency, necessary for the implementation and/or operation of the project, depending on the stage of the Project; or

IV - existence of an administrative or judicial decision that (i) results in the suspension, invalidation or extinction of the project's environmental licensing or (ii) determines the environmental irregularity of the project, provided that, in both cases, the effects of the decision are not suspended.

PARAGRAPH FIVE

For the purposes of the special obligation dealt with in item IV of this Clause, the CLIENTS' knowledge is considered to be:

I - the receipt of a summons, subpoena or notification, judicial or extrajudicial, carried out by a judicial or administrative authority;

II - the communication of the fact by the CLIENTS to the competent authority; and

III - the adoption of a measure by the CLIENTS to correct and/or remedy the damage.

PARAGRAPH SIX

For the purposes of the special obligation dealt with in item XI of this Clause, from the date of release of the resources until the date of effective return, payments already made as compensatory interest or principal amortization must be deducted from the updated amount to be returned to the CREDITOR, if applicable.

PARAGRAPH SEVEN

Failure to provide justified proof of the application of resources, in the form of item XI and the previous paragraph of this Clause, does not constitute a case of early maturity of this Instrument, under the terms of Clause Fourteen (Early Maturity).

NINTH

LIABILITY IN CORPORATE SUCCESSION

In the event of corporate succession, the eventual successors of the CLIENTS shall be jointly and severally liable for the obligations arising from this Instrument.

SOLE PARAGRAPH

The provision in the head provision of this Clause shall not apply if there is prior consent from CREDOR to the removal of joint liability in a partial spin-off.

TENTH

CONDITIONS FOR RELEASE OF FINANCIAL SUPPORT

The release of the financial cooperation, in addition to compliance, where applicable, with the conditions set forth in articles 5 and 6 of the "PROVISIONS APPLICABLE TO BNDES CONTRACTS" mentioned above, is subject to compliance with the following:

I - To release the first installment of the loan:

a) proof to BNDES of the registration of this AGREEMENT, in all legal formalities, with the registry offices of titles and documents at the CLIENTS' headquarters.

II - To release each installment of the loan:

a) non-existence of any fact that, in BNDES's judgment, substantially alters the CLIENT's economic-financial situation or that may compromise the execution of the project now financed, in a way that alters it or prevents its completion, under the terms provided in the project approved by BNDES;

b) the CLIENT being up to date with all obligations towards the Merchant Marine Fund - FMM and the BNDES System;

c) presentation, by the CLIENT, of a Negative Certificate of Debts related to Federal Taxes and Active Debt of the Union (CND) or a Positive Certificate with Negative Effects of Debts related to Federal Taxes and Active Debt of the Union (CPEND), issued jointly by the Federal Revenue Secretariat of Brazil (RFB) and the Attorney General's Office of the National Treasury (PGFN), via the INTERNET, to be obtained at www.receita.fazenda.gov.br or www.pgfn.fazenda.gov.br and verified by BNDES on the same;

d) submission, by the CLIENTS, of the FGTS Regularity Certificate, issued by Caixa Econômica Federal;

e) proof of the project's regularity with environmental agencies, or, when such proof has already been submitted and is in force, a declaration by the CLIENTS regarding the continued validity of such document;

f) submission of a declaration, signed by the legal representative(s) of the CLIENTS, reiterating, subject to the provisions in letter "a" of item I and in item V, the declarations made in Clause Twenty-One (Declarations of the Clients);

g) submission to BNDES of Guarantee Letter(s) issued by financial institution(s) approved by BNDES, in accordance with Clause Eleven (Guarantee to Be Provided), whereby the guarantor(s) shall be responsible for a portion of the debt in an amount previously defined by BNDES, based on the amount of credit to be released;

h) in the event the project is, partially or entirely, carried out at another domestic shipyard other than Wilson Sons Estaleiros: (i) proof of the regularity of this change with the FMM, in accordance with the applicable legislation in force; and (ii) submission of the environmental operating license of the new domestic shipyard where the project will be carried out.

PARAGRAPH ONE

After the usage period provided for in the Credit Availability Clause has elapsed, without any release of funds, including due to non-compliance with condition(s) provided for in this Clause, BNDES may, at its discretion, terminate this Agreement, upon communication to the CLIENTS, independently of any other formality or registration, with the consequent extinction of all rights and obligations arising therefrom, as well as the release of any guarantees that may have been established, and it shall be incumbent upon the CLIENTS to promote the cancellation of the registrations related to this Agreement with the competent registry offices.

PARAGRAPH TWO

For Sub-credits "B1" and "B2", the amount to be disbursed for each vessel must respect the maximum financing amount for each one, according to the following values (R$):

Vessel	Maximum Financing Amount (R$)
Alcatraz	6,377,710.00
Saveiros Atobá	4,352,685.00
Batuíra	1,966,823.00
Larus	21,864,740.00
Ostreiro	6,073,736.00
Pardela	14,665,696.00
Saveiros Pelicano	16,208,513.00
Prion	7,544,712.00
Sterna	995,230.00
Tagaz	3,928,646.00
Talha-Mar	13,512,184.00
Saveiros Gaivota	293,714.00
Total	97,784,389.00

ELEVENTH

SURETY TO BE PROVIDED

The personal guarantee of this Agreement shall be a surety, formalized by means of a Surety Bond(s), according to the model provided by BNDES, to be provided by financial institutions that, in BNDES's judgment, are in an economic-financial situation that gives them a degree of notorious solvency, and the guarantor(s) shall be obliged as principal payer(s) of the obligations arising from this Agreement, until its final settlement, with liability limited to portions of the debt, in amounts to be defined under the terms of letter "g" of item II of Clause Ten (Conditions for Release of Financial Support), with express waiver of the benefits of articles 366, 827 and 838 of the Civil Code, it being established that any change in the term or increase in the amount of the surety always depends on the prior consent of the guarantors.

SOLE PARAGRAPH

The Surety Bond(s) referred to in the head provision of this Clause shall be valid for a minimum term of 24 (twenty-four) months, and must be mandatorily replaced by the 60th (sixtieth) day prior to the final term of its validity period, under penalty of early maturity of the debt. The last surety bond(s) to be issued must cover the remaining amortization period of the scheduled debt, plus 6 (six) months.

TWELFTH

DEFAULT

In the event of default on the obligations assumed by the CLIENTS, the provisions of arts. 40 to 47-A of the "PROVISIONS APPLICABLE TO BNDES CONTRACTS", referred to in Clause Eight (Special Obligations of the CLIENTS), item I, shall be observed.

THIRTEENTH

EARLY SETTLEMENT OF THE DEBT

In the event of early settlement of the debt, the guarantees shall be released, observing the provisions of art. 18 of the "PROVISIONS APPLICABLE TO BNDES CONTRACTS" mentioned in Clause Eight (Special Obligations of the CLIENTS), item I.

PARAGRAPH ONE

In the event of early settlement, partial or total, of the debt, on its own initiative or responsibility, the CLIENTS are obliged to pay, on the settlement date, the principal amount plus accrued and unpaid interest or the amount equivalent to the present value of the future payments provided for in this Agreement until its regular maturity, whichever is greater.

PARAGRAPH TWO

The present value referred to in the preceding paragraph shall be calculated by discounting the amount of future interest and amortization payments provided for in this Agreement by the sum of items (I) and (II) below:

I - the forward interest rate curve for the market index applicable to the contract subject to settlement, obtained from the platform of the Brazilian Association of Financial and Capital Market Entities (ANBIMA) or another similar provider; and

II - 1.35% (one and thirty-five hundredths percent) per year.

PARAGRAPH THREE

The methodology dealt with in the First Paragraph does not apply to operations in principal grace period, for which CREDOR may arbitrate non-receipt and alternative costs.

FOURTEENTH

EARLY MATURITY

The CREDITOR may declare this Agreement early maturity, with the debt becoming due and any disbursements immediately suspended, if, in addition to the cases provided for in articles 39 and 40 of the "PROVISIONS APPLICABLE TO BNDES CONTRACTS", referred to in Clause Eight (Special Obligations of the CLIENTS), item I, the following are proven by the CREDITOR:

I - the existence of a final and unappealable conviction due to the practice of acts, by any of the CLIENTS, that involve irregular, illegal or criminal exploitation of child labor, practice related to work in conditions analogous to slavery or crime against the environment;

II - the inclusion of any of the CLIENTS in the Registry of Employers who have kept workers in conditions analogous to slavery, established by Interministerial Ordinance MTPS/MMIRDH No. 4/2016, or another that may replace it;

III - the falsity of the declarations presented in Clause Twenty-One (Declarations of the CLIENTS);

IV - the filing for judicial reorganization, extrajudicial reorganization, self-bankruptcy, as well as the declaration of bankruptcy or liquidation of any of the CLIENTS;

V - non-compliance with the obligations relating to the guarantees, assumed in this Instrument or in a specific instrument;

VI - the practice by any of the CLIENTS of (i) the conduct of offering, promising, giving, authorizing, requesting or accepting, directly or indirectly, any undue advantage, pecuniary or of any nature, related in any way to the purpose of this Agreement, as well as (ii) harmful acts, infractions or crimes against the economic or tax order, the financial system, the capital market or the public administration, national or foreign, or the democratic rule of law, money laundering or concealment of assets, rights and values, terrorism or financing of terrorism, provided for in applicable national and/or foreign legislation;

VII - the inclusion, in the shareholders' agreement, bylaws or articles of association of any of the CLIENTS, or of the companies that control them, of a provision requiring a special quorum for the deliberation or approval of matters that limit or restrict the control of any of these companies by their respective controllers, or, furthermore, the inclusion in those documents of a provision that results in:

a) restrictions on the CLIENTS' growth capacity or their technological development;

b) restrictions on the CLIENTS' access to new markets; or

c) restrictions or prejudice to the ability to pay the financial obligations arising from this transaction;

VIII - the non-replacement of the Bank Surety Bond(s) within the deadline established in the Sole Paragraph of Clause Eleven (Surety to be Provided).

PARAGRAPH ONE

This Instrument shall become early maturity, with the debt becoming due and any disbursements immediately suspended, in the event that the resources granted are applied for a purpose(s) other than that provided for in this Instrument. The BNDES System shall communicate the fact to the Federal Public Prosecutor's Office, for the purposes and effects of Law No. 7,492, of June 16, 1986.

PARAGRAPH TWO

This Agreement shall also become early maturity, with the debt becoming due and any disbursements immediately suspended, on the date of certification as a Federal Deputy or Senator, of any person who holds a paid position in the CLIENTS, or is among its owners, controllers or directors, who fall under the prohibitions provided for by the Federal Constitution, article 54, items I and II. There shall be no default charges, provided that the payment occurs within 5 (five) business days from the date of certification, failing which the charges provided for in the cases of early maturity due to default shall apply.

PARAGRAPH THREE

The declaration of early maturity based on the stipulations in items I and II of the head provision shall not occur if the imposed remedy is carried out or while the penalty imposed on the CLIENTS is being served, subject to due legal process, or, also, based on item II of the head provision, if the CLIENTS are excluded from the Registry of Employers who have kept workers in conditions analogous to slavery, established by Interministerial Ordinance MTPS/MMIRDH No. 4/2016, or another subsequent one that may replace it.

FIFTEENTH

AUTHORIZATION TO PROVIDE INFORMATION

The CLIENTS authorize BNDES, irrevocably and irreversibly, to provide the Merchant Marine Fund with information regarding the execution of the project and the obligations arising from this Agreement, including, among others, the occurrence of default.

SIXTEENTH

MATURITY ON HOLIDAYS

Any maturity date for principal amortization and charges that falls on Saturdays, Sundays or national, state, district or municipal holidays, including bank holidays, shall, for all purposes and effects of this Agreement, be moved to the next following business day, with charges calculated up to that date, and the following regular period for determining and calculating charges for this Agreement also starting from that date.

SOLE PARAGRAPH

For the purposes of the head provision of this Clause, unless expressly stated otherwise, the holidays of the place where the CLIENTS' headquarters are located, whose address is indicated in this Agreement, shall be considered.

SEVENTEENTH

FEES AND CHARGES

The CLIENTS declare that they are aware that they shall pay the CREDITOR Fees and Charges for requesting services or other activities, subject to the incidence cases and values disclosed on the official BNDES website (www.bndes.gov.br).

EIGHTEENTH

JURISDICTION

The Fora of Rio de Janeiro and BNDES's headquarters are elected to resolve disputes arising from this Agreement that cannot be settled out of court.

NINETEENTH

ENVIRONMENTAL LIABILITY

The CLIENTS undertake, regardless of fault, to reimburse CREDITOR for any amount that it is compelled to pay due to environmental damage arising from the project referred to in Paragraph One of Clause One (Nature, Value and Purpose of the Agreement), as well as to indemnify CREDITOR for any loss or damage that it may suffer as a result of said environmental damage.

TWENTIETH

NOTIFICATION

The CREDITOR, in the event it detects the occurrence of an event that may characterize non-compliance with an obligation established in this Instrument or early maturity, for which there is no fixed deadline, may notify the CLIENTS in writing.

PARAGRAPH ONE

In the event of non-compliance with an obligation or early maturity for which no fixed term has been established, a period of up to 60 (sixty) days shall be granted, as from the date of receipt of the notification, for the CLIENTS to provide proof of correction and/or justification regarding said event, and the CREDITOR may, at its discretion, without prejudice to other measures and penalties provided for in this Instrument and in the "PROVISIONS APPLICABLE TO BNDES CONTRACTS":

I. accept the proof of correction and/or justification presented, and shall notify the CLIENTS in writing;

II - demand the return of the funds, notifying the CLIENTS accordingly, under the terms of item XI of Clause Eight (Special Obligations of the CLIENTS);

III - suspend the release of financial support; and/or

IV - declare the early maturity of the Agreement, under the terms of Clause Fourteen (Early Maturity), and, also, if the purpose provided for herein has been compromised, apply the provisions of the First Paragraph of Clause Fourteen (Early Maturity).

PARAGRAPH TWO

In the case provided for in item II of the First Paragraph of this Clause, the written notification to be sent by the CREDITOR shall contain the amount to be returned, the return period and the information necessary for payment of the amount to be returned.

PARAGRAPH THREE

At the CREDITOR's discretion, the measure dealt with in item III of the First Paragraph of this Clause may be determined prior to notifying the CLIENTS.

TWENTY-FIRST

DECLARATIONS OF THE CLIENTS

The CLIENTS, hereby, declare and warrant to the BNDES System that:

I - With respect to the legitimacy to formalize this Instrument:

a) they have full power, authority and capacity to enter into this Instrument and fulfill the obligations assumed herein, having taken all necessary corporate measures to authorize its execution;

b) there is no Federal Deputy, nor a certified or sworn Senator, holding a remunerated position or among their owners, controllers, or directors, thus not constituting the prohibitions set forth in the Federal Constitution, art. 54, items I and II;

II - Regarding fair practices:

a) they comply with anti-corruption laws, regulations and policies, as well as determinations and rules issued by any body or entity, national or foreign, to which they are subject by legal or contractual obligation, aimed at curbing or preventing corrupt practices, illegal expenses related to political activity, harmful acts, infractions or crimes against the economic or tax order, the financial system, the capital market, the public administration, national or foreign, or the Democratic State of Law, money laundering or concealment of assets, rights and values, terrorism or financing of terrorism, provided for in applicable national and/or foreign legislation;

b) they have no knowledge that suppliers of a product or service essential for the execution of the purpose provided for in this Instrument have practiced any act related to it that violates any of the rules mentioned in letter "a" of this item;

c) neither the CLIENTS, nor their direct or indirect subsidiaries, nor any of their respective directors or administrators, employees, attorneys and representatives are Sanctioned Persons;

d) neither the CLIENTS, nor their direct or indirect subsidiaries, are constituted, domiciled or located in a Sanctioned Country;

e) neither the CLIENTS, nor their direct or indirect subsidiaries, are party or intend to be party to any negotiations or transactions with any Sanctioned Person or related to any activity or transaction blocked in a Sanctioned Country;

f) they have no knowledge of any facts that have not been expressly declared and that, if known, could adversely affect the decision to grant the credit;

g) they do not offer, promise, give, authorize, request or accept, nor will they offer, promise, give, authorize, request or accept, directly or indirectly, any undue advantage, pecuniary or of any nature, related in any way to the purpose of this Instrument, just as they do not practice and will not practice harmful acts, infractions or crimes against the economic or tax order, the financial system, the capital market, the public administration, national or foreign, or the Democratic State of Law, money laundering or concealment of assets, rights and values, terrorism or financing of terrorism, provided for in applicable national and/or foreign legislation;

h) they do not practice acts that involve discrimination based on race, ethnicity or gender, irregular, illegal or criminal exploitation of child labor, practice related to work in conditions analogous to slavery, or that constitute moral or sexual harassment, violence against women or that involve crimes against the environment and will not practice said acts during the term of this Instrument;

i) they take and will take, during the term of this Agreement, all measures within their power to prevent their administrators/directors or those of their subsidiaries; their employees, attorneys or representatives; as well as suppliers of a product or service essential for the execution of the project/operation, from practicing the acts described in letters 'g' and 'h' above;

III - With regard to socio-environmental aspects:

a) they comply with the provisions of the legislation relating to the National Environmental Policy and adopt measures and actions aimed at avoiding or correcting damage or violations to the environment, safety and occupational medicine that may be caused as a result of the purpose provided for in this Instrument;

b) they are regular before the environmental agencies, with all licenses, authorizations, grants and the like presented to the CREDITOR, currently necessary for the execution of the purpose provided for in this Instrument, remaining valid;

c) they observe the legislation applicable to persons with disabilities in the execution of the purpose provided for in this Instrument, especially the requirements provided for in Law No. 13,146/2015 (Statute of Persons with Disabilities);

d) observe the following international agreements ratified by Brazil: I) Convention on the Prohibition of the Development, Production and Stockpiling of Bacteriological (Biological) and Toxin Weapons and on their Destruction, promulgated by Decree No. 77,374/1976; II) Vienna Convention for the Protection of the Ozone Layer and the Montreal Protocol on Substances that Deplete the Ozone Layer, promulgated by Decree No. 99,280/1990; III) Basel Convention on the Control of Transboundary Movements of Hazardous Wastes and their Disposal, promulgated by Decree No. 875/1993; IV) Treaty on the Non-Proliferation of Nuclear Weapons, promulgated by Decree No. 2,864/1998; V) Convention on the Prohibition of the Development, Production, Stockpiling and Use of Chemical Weapons and on their Destruction, promulgated by Decree No. 2,977/1999; VI) Convention on the Prohibition of the Use, Stockpiling, Production and Transfer of Anti-Personnel Mines and on their Destruction, promulgated by Decree No. 3,128/1999; VII) Convention on International Trade in Endangered Species of Wild Fauna and Flora - CITES, under the terms of Decree No. 3,607/2000; VIII) Stockholm Convention on Persistent Organic Pollutants; and IX) Minamata Convention on Mercury, promulgated by Decree No. 9,470/2018;

e) they have no knowledge of any fact or event, including the issuance of an administrative or judicial decision, that compromises the environmental regularity of the financed project;

f) the execution of the purpose provided for in this Instrument does not foresee the reduction of the CLIENTS' permanent staff;

IV - Regarding tax aspects:

a) they are regular with tax obligations, including social security, labor and social security contributions;

V - Regarding other legal impediments to contract:

a) there is no, on the date of formalization of this Agreement, default with the Union, its bodies and entities of the direct and indirect Administrations, except for issues whose treatment has been specified, this declaration not covering obligations whose proof of fulfillment must be made through a certificate, due to current legislation;

b) there are no, on the date of formalization of this Agreement, against themselves and their directors Arnaldo Calbucci Filho, [*****], enrolled with the CPF under No. [*****] - Director without specific designation and Luís Gustavo Bueno Machado, [*****], enrolled with the CPF under No. [*****] - Executive Director, final administrative sanctioning decision, issued by a competent authority or body, due to the practice of acts that involve discrimination based on race, ethnicity or gender, irregular, illegal or criminal exploitation of child labor or practice related to work in conditions analogous to slavery, and/or a final and unappealable conviction, rendered as a result of said acts, or even, of others that constitute moral or sexual harassment, violence against women or that involve crimes against the environment; and

c) there is no, on the date of formalization of this Agreement, against themselves and their administrators already qualified, administrative or judicial conviction decision, capable of producing effects, that results in a prohibition from contracting with official financial institutions or with the Public Administration, or from receiving incentives, subsidies, grants, donations or loans from public bodies or entities and public financial institutions or those controlled by the government, due to the practice of illegal acts defined by law.

PARAGRAPH ONE

The CLIENTS shall communicate to CREDITOR any material change in fact that causes the declarations made in this Clause to cease to be true, consistent, correct or sufficient, until the final settlement of all obligations arising from this Agreement. Upon this communication, the CLIENTS undertake to provide CREDITOR, when requested and within the deadline set by it, with the information and documents necessary for understanding the factual situation and the measures adopted by the CLIENTS. Should the CREDITOR not receive any communication from the CLIENTS to this effect, the declarations made by the CLIENTS as per the head provision shall be considered valid and reiterated throughout the term of this Agreement.

PARAGRAPH TWO

The CLIENTS must, whenever requesting the release of an installment of the credit or whenever requested by the CREDITOR, within up to 30 (thirty) days from the date of receipt of the notification, expressly reiterate the declarations made in this Clause, subject to the provisions of letter "a" of item I and item V, observing the First Paragraph.

PARAGRAPH THREE

The CLIENTS undertake to maintain, during the term of this Agreement, conduct compatible with the declarations made in the head provision and in the form of the First and Second Paragraphs of this Clause, being aware that if such declarations are not or cease to be true, consistent, correct or sufficient, the applicable legal sanctions, civil and criminal, may be applied, in addition to the early maturity of the Agreement.

PARAGRAPH FOUR

For the purposes of the provision in letter 'i' of item II of the head provision of this Clause, measures intended to prevent corrupt practices include, among others, the implementation, maintenance and/or improvement of practices and/or internal control systems, including codes of conduct, integrity policies and procedures, aimed at ensuring strict compliance with national or foreign legislation applicable to the CLIENTS and/or their subsidiaries.

PARAGRAPH FIVE

For the purposes of item II of the caput of this Clause, the following definitions are adopted:

I - Sanctioned Country: any country or territory that is, or whose government is, subject to Sanctions;

II - Sanctioned Person: any individual or legal entity, authority, or governmental body with whom transactions are restricted or prohibited by Sanctions;

III - Sanctions: economic or financial sanctions, embargoes and restrictive measures in force, administered or applied by the United Nations Security Council, the Brazilian State or an authority that exercises jurisdiction over the CLIENTS, their subsidiaries, or any of their respective directors or administrators, employees, attorneys and representatives, due to their domicile or commercial activities.

TWENTY-SECOND

PUBLICITY

The CLIENTS authorize the external disclosure of the full content of this Agreement by CREDITOR, regardless of its public registration with a notary office.

TWENTY-THIRD

TRANSFER OF CONFIDENTIALITY

The CLIENTS declare that they are aware that BNDES will provide to the Federal Court of Accounts (TCU), the Federal Public Prosecutor's Office (MPF), the Office of the Comptroller General (CGU) and, when the financing resources originate from the Worker's Assistance Fund - FAT, also to the Deliberative Council of the Worker's Assistance Fund (CODEFAT) and the Ministry to which it is linked, or another public body that succeeds it, the information requested by them, with the transfer of the duty of confidentiality.

TWENTY-FOURTH

ACCESS AND PROTECTION OF PERSONAL DATA

The PARTIES, in compliance with the provisions of Law No. 13,709/2018 (General Data Protection Law - LGPD), current legislation on the protection of personal data and any determinations of regulatory bodies/entities, undertake to protect the rights related to the processing of personal data, and must, for this purpose, adopt good governance measures in the technical, including security, legal and administrative aspects, observing mainly the following:

I - personal data processed as a result of this contract must be accurate and up to date. The processing must observe the parameters provided for in the legislation, especially the LGPD, and must comply with the purposes expressed in this AGREEMENT, except for this last requirement in cases where the PARTIES are considered independent controllers;

II - Each of the PARTIES shall be an independent controller for the purposes of this AGREEMENT and shall be responsible for individually establishing the appropriate legal bases and guidelines for processing operations in relation to the following personal data: (i) that they may collect directly from the respective holders, provided that such processing operation is based on their own decisions; (ii) originating from their own databases; and (iii) relating to their body of collaborators, employees and/or agents involved in the regular execution of this Instrument;

III - personal data received from the other Party as a result of this Instrument must be deleted upon the termination of its processing, except where the Law permits the retention of such data after such event.

PARAGRAPH ONE

The PARTIES authorize the disclosure of the personal data expressly contained in this Agreement, such as name, CPF, position of the legal representatives who signed this instrument and those mentioned as responsible for receiving any notifications, for the purpose of advertising credit operations on their institutional website, undertaking to inform about the use of this personal data, when applicable, to its respective data subjects, and also undertake to obtain consent, when necessary, as provided for in the LGPD.

PARAGRAPH TWO

The Security Incident, as well as unauthorized improper access and the leakage or loss of personal data, shall be the sole responsibility of the PARTY that causes it, and there shall be no joint or several liability if the other PARTY has not processed the personal data subject to the incident and has not violated personal data protection legislation.

TWENTY-FIFTH

REGARDING THE PROCESSING OF PERSONAL DATA BY BNDES SYSTEM

The BNDES System, whenever it is characterized as a controller of personal data, in accordance with the BNDES System Corporate Policy for Personal Data Protection (PCPD) and the BNDES System Corporate Information Security Policy (PCSI), may only process the shared personal data based on the hypotheses provided for in the LGPD (legal basis), following the principles set out in that legislation, especially those of adequacy, security, prevention and minimization.

PARAGRAPH ONE

The processing of personal data, including that of administrators, partners, individual guarantors, may occur in the cases evidenced in the Terms of Use and Privacy Notice of the CLIENT Portal, available at the following link: https://www.bndes.gov.br/wps/portal/site/home/financiamento/roteiros/portal-do-cliente. Among the foreseen purposes, we highlight the following:

I - execution of contractual obligations (e.g., data of company employees to enable notifications, contact details of legal representatives, administrators or commercial contacts to enable sending of billing and release of financial resources);

II - for compliance with a legal or regulatory obligation (e.g., data of partners, administrators and guarantors to carry out the necessary due diligence to comply with rules related to the prevention of money laundering, financing of terrorism and proliferation of weapons of mass destruction);

III - for the protection of the credit granted (e.g., data of partners and guarantors to carry out consultations and sharing with institutions that provide services related to credit analysis, including the Credit Information System - SCR); and

IV - for improving and optimizing the CLIENTS experience (e.g., contact details of company employees for sending offers of products similar to the one contracted).

PARAGRAPH TWO

The personal data processed, including those related to financing/loan operations or other forms of financial support, may be shared with the persons listed in the Terms of Use and Privacy Notice of the CLIENT Portal, available at the following link: https://www.bndes.gov.br/wps/portal/site/home/financiamento/roteiros/portal-do-cliente, from which we highlight the following:

I - international organizations from which BNDES System raises resources, such as the Inter-American Development Bank (IDB) and the World Bank, for the purpose of demonstrating the correct application of resources, observing the provisions of the LGPD on the matter;

II - with entities and supervisory bodies, such as the Central Bank of Brazil, the Federal Court of Accounts, the Office of the Comptroller General, the Federal Public Prosecutor's Office and the Federal Police, whenever requested by these entities; and

III - with entities and bodies that are part of the Direct and Indirect Public Administration (such as Ministries, autarchies and public companies), for the purpose of accountability and execution/formulation of public policies, for compliance with other legal or regulatory obligations or, also, in accordance with the other legal bases provided for in the LGPD.

PARAGRAPH THREE

Data subjects whose personal data is processed may clarify doubts related to personal data protection legislation by email sent to the following inbox: [*****], and exercise the rights mentioned below through the Fala.BR Channel - Integrated Ombudsman and Access to Information Platform, available at https://www.bndes.gov.br/wps/portal/site/home/quem-somos/canais-atendimento/ouvidoria/ouvidoria-envie-sua-mensagem, as informed in the Terms of Use and Privacy Notice:

I - access to data;

II - confirmation that processing is taking place;

III - correction of incomplete, incorrect, or outdated data;

IV - revocation of consent, with the processing carried out under the previously given consent being ratified;

V - to be informed about the public and private entities with which CREDITOR has performed any shared use of data; and

VI - request for anonymization, blocking or deletion of unnecessary, excessive data or data processed in non-compliance with the provisions of the General Personal Data Protection Law (LGPD).

TWENTY-SIXTH

COMMUNICATIONS

All communication arising from this Agreement shall be made in writing and sent by messenger, letter or electronic mail (e-mail) to the following addresses or to any other that CREDITOR or the CLIENTS may communicate:

CREDITOR:

Av. República do Chile, nº 100, Centro

Rio de Janeiro - RJ

CEP 20.031-917

Tel.: [*****]

E-mail: [*****]

At: Head of the Gas, Oil, Navigation and Decarbonization Department - AEC/DEGAP

CLIENTS:

WILSON, SONS OFFSHORE S.A. (WSO)

Rua da Quitanda, 86 / 5th floor - Room 501, Centro

Rio de Janeiro - RJ

CEP 20.091-902

Tel.: [*****]

E-mail: [*****]

At: [*****]

MAGALLANES NAVEGAÇÃO BRASILEIRA S.A.

Rua da Quitanda, 86 / 5th floor - Room 501, Centro

Rio de Janeiro - RJ

CEP 20.091-902

Tel.: [*****]

E-mail: [*****]

At.: [*****]

SOLE PARAGRAPH

Any communication under the terms of this Instrument shall be valid and considered delivered on the date of receipt, as proven by a signed protocol by the party to which it is delivered; in the case of transmission by mail, by the return receipt; or, in the case of transmission by electronic mail (e-mail), on the date the correspondence is sent, if sent by the close of business of the recipient and, if after that time, on the next business day.

The CLIENT Wilson Sons Offshore S.A presented the Positive Certificate with Negative Effects of Debts related to Federal Taxes and Active Debt of the Union - CND No. 9B64.A46E.834A.4E41, issued on August 19, 2024, by the Federal Revenue Secretariat of Brazil and the Attorney General's Office of the National Treasury, valid until February 15, 2025.

The CLIENT Magallanes Navegação Brasileira S.A. presented the Positive Certificate with Negative Effects of Debts related to Federal Taxes and Active Debt of the Union - CPEND No. 9D55.E0F3.4979.BB60, issued on December 17, 2024, by the Federal Revenue Secretariat of Brazil and the Attorney General's Office of the National Treasury, valid until June 15, 2025.

The CREDITOR is represented in this act by the Superintendent of the Energy Transition and Climate Area (or any of its substitutes among the Department Heads of said Area listed in the power of attorney), together with any Department Head of the Energy Transition and Climate Area, the undersigned and identified parties, pursuant to a power of attorney drawn up by a notary public on October 17, 2024 at the 22nd Notary's Office in Rio de Janeiro, on pages 064, act 026, of Book 1009.

The parties sign using a digital certificate issued under the ICP-Brasil standard, in accordance with the provisions of article 1 and article 10, paragraph 1 of Provisional Measure No. 2,200-2/2001, and/or on the gov.br platform with silver or gold identity, in accordance with articles 4 and 6 of Decree No. 10,543/2020, and consider, for all purposes, the date set at the end of this Instrument as the date of legal formalization of this Agreement.

And, being thus justly and contractually bound, they sign this instrument, together with the witnesses below, who also sign using a digital certificate issued under the ICP-Brasil standard and/or on the gov.br platform with silver or gold identity.

Rio de Janeiro, December 30, 2024.

By the CREDITOR:

/s/ Elisa Salomão Lage

ELISA SALOMÃO LAGE

/s/ Carla Gaspar Primavera

CARLA GASPAR PRIMAVERA

BRAZILIAN NATIONAL DEVELOPMENT BANK – BNDES

By the CLIENTS:

/s/ José Roberto Peixoto Rodrigues

JOSÉ ROBERTO PEIXOTO RODRIGUES

/s/ Arnaldo Calbucci Filho

ARNALDO CALBUCCI FILHO

WILSON, SONS OFFSHORE S.A.

/s/ José Roberto Peixoto Rodrigues

JOSÉ ROBERTO PEIXOTO RODRIGUES

/s/ Arnaldo Calbucci Filho

ARNALDO CALBUCCI FILHO

MAGALLANES NAVEGAÇÃO BRASILEIRA S.A.

WITNESSES:

(signature)

(signature)